Form of PSU Award Agreement

NOTICE OF GRANT OF
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

FRESH DEL MONTE PRODUCE INC.
2022 OMNIBUS SHARE INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Fresh Del Monte Produce Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2022 Omnibus Share Incentive Plan (the “Plan”), to the Participant designated in this Notice of Grant of Performance-Based Restricted Stock Unit Award (the “Notice”) an Award comprised of the right to receive a number of Ordinary Shares (i) to the extent earned upon attainment of the performance set forth below and (ii) if earned, on the vesting dates set forth below (the “Performance-Based Restricted Stock Units” or “PSUs”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Unit Award (the “Terms & Conditions”). The Notice and the Terms & Conditions shall hereinafter be referred to collectively as the “Agreement”.

Participant: [ ]

Grant Date: [DATE] (the “Grant Date”)

Target Number of Performance-Based Restricted Stock Units: [ ]

Performance Cycle: The period commencing on [FIRST DAY OF FISCAL YEAR] and concluding on the earlier of (i) [LAST DAY OF FISCAL YEAR], or (ii) a Change of Control (the “Performance Cycle”).

Performance Level: Except as otherwise provided in the Agreement, so long as the Participant’s service with the Company is continuous from the Grant Date through the end of the Performance Cycle, the percentage of Performance-Based Restricted Stock Units earned shall depend on the Company’s level of achievement of the following performance goal, measured as of the end of the Performance Cycle:

Target Performance Measure	Achievement of Target Performance Measure	Earned Percentage
FY [YEAR] EBITDA = $[TARGET]	100% or more	100%
	80%	80%
	Less than 80%	0%

The Compensation Committee of the Company’s Board of Directors shall determine in writing the performance level achieved as set forth above and the number of Performance-Based Restricted Stock Units earned no later than [END OF NEXT FY Q1]. Achievement of the Target Performance Measure between 80% and 100% shall result in a corresponding earned percentage of PSUs (e.g., achievement of 87% of the Target Performance Measure results in the Participant earning 87% of the PSUs, rounded to the nearest share).

Vesting Dates: Except as otherwise provided in this Agreement or the Plan, so long as the Participant’s service with the Company is continuous from the Grant Date through the applicable vesting date, the PSUs earned as of the end of the Performance Cycle due to achievement of the performance goal (the “Earned PSUs”) shall vest and become nonforfeitable on each of the following dates:

33.3% of the Earned PSUs on [ONE YEAR AFTER GRANT DATE]
33.3% of the Earned PSUs on [DATE]
33.4% of the Earned PSUs on [DATE]

        Form of PSU Award Agreement

If the number of PSUs determined as of a vesting date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward.

By signing below, the Participant agrees that this Notice of Grant of Performance-Based Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Company’s 2022 Omnibus Share Incentive Plan, as amended from time to time, and the attached Terms & Conditions.

Participant	Fresh Del Monte Produce Inc.

By:	By:
Name:	Name:
Title:
Date:	Date:

        Form of PSU Award Agreement
TERMS AND CONDITIONS OF
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

These Terms and Conditions of Performance-Based Restricted Stock Unit Award (these “Terms & Conditions”) relate to the Notice of Grant of Performance-Based Restricted Stock Unit Award (the “Notice”) to which these Terms & Conditions are attached, by and between Fresh Del Monte Produce, Inc. (the “Company”), and the person identified in the Notice (the “Participant”). The Terms & Conditions and the Notice shall hereinafter be collectively referred to as the “Agreement.”

The terms of the Company’s 2022 Omnibus Share Incentive Plan (the “Plan”) are hereby incorporated by reference and made part of this Agreement.
The Compensation Committee of the Company’s Board of Directors (the “Committee”) has approved an award to the Participant under the 2022 Omnibus Share Incentive Plan of the right to receive a number of the Company’s Ordinary Shares, subject to such restrictions contained in this Agreement, and conditioned upon the Participant’s acceptance of the provisions set forth in this Agreement within sixty (60) days after the date of the Notice. For purposes of this Agreement, any reference to the Company shall include a reference to any subsidiary of the Company.
1)Defined Terms. Whenever the following terms are used in these Terms & Conditions, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.
a)“Change of Control” shall have the meaning set forth in the Plan.
b)“Change of Control Separation” shall mean that the Participant experiences a Separation from Service by the Company (or its successor) without Cause or by the Participant for Good Reason within twenty-four (24) months after the date of a Change of Control.
c)“Clawback Policy” shall mean any Company compensation recoupment policy that currently exists or that may from time to time be adopted or modified in the future by the Company and/or by applicable law.
d)“Code” means the US Internal Revenue Code of 1986, as amended from time to time.
e)“Company Agreements” shall mean, collectively, (1) the Company’s Code of Conduct and Business Ethics, Insider Trading Policy, Employee Compensation Recoupment Policy and other policy to which the Participant is subject, in each case as these policies may be amended from time to time, (2) this Agreement and (3) any other contractual obligation between the Company and the Participant.
f)“EBITDA” shall mean the Company’s consolidated earnings before interest, taxes, depreciation and amortization, as calculated by the Committee in its sole discretion.
g)“Fair Market Value” shall have the meaning set forth in the Plan.
h)“FY [YEAR] EBITDA” shall mean the Company’s consolidated EBITDA for the fiscal year ending [FY END DATE].
i)“Ordinary Shares” shall mean the Ordinary Shares of Fresh Del Monte Produce Inc., $.01 par value per share.

        Form of PSU Award Agreement
j)“Section 409A” shall mean Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder.
k)“Securities Act” shall mean the Securities Act of 1933, as amended.
l)“Separation from Service” shall mean the date the Participant is no longer actively employed and providing services to the Company or one of its subsidiaries (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), in each case with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding, unless it is the express policy of the Company or a subsidiary, as the case may be, or the Committee otherwise provides, (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company, or the Committee; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than three (3) months; provided, however, that such date will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to a Separation from Service, including, but not by way of limitation, the question of whether a Separation from Service resulted from a discharge for Cause, and all questions of whether a particular leave of absence constitutes a Separation from Service; provided, however, that, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Separation from Service if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. If the Participant is not an employee of the Company or one of its subsidiaries and provides other services to the Company or one of its subsidiaries, the Committee shall be the sole judge of whether the Participant continues to render services to the Company or one of its subsidiaries and the date, if any, upon which such services shall be deemed to have terminated. Notwithstanding any other provision of this Agreement or of the Plan, the Company has an absolute and unrestricted right to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in writing.
m)“Settlement” or “Settled” shall mean the delivery to the Participant of either (i) a certificate evidencing a number of Ordinary Shares equal to the number of PSUs that become vested and non-forfeitable upon that Settlement Date, or (ii) an electronic issuance evidencing such Ordinary Shares.
n)“Settlement Date” shall mean the date on which the Ordinary Shares are Settled.
o)“Stock Ownership Guidelines” shall mean the policy adopted by the Company’s Board of Directors that requires an employee to hold a specific number of Ordinary Shares of the Company, as such policy currently exists or as it may from time to time be modified in the future.
p)“System” shall mean the eTrade equity plan administration system or any subsequent system utilized by the Company.

        Form of PSU Award Agreement
2)Grant of Restricted Stock Units; Dividend Equivalent Units.
a) As of the Grant Date set forth in the Notice (the “Grant Date”), subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Participant the number of Performance Based Restricted Stock Units set forth in the Notice (the “PSUs”). Each PSU represents the right to receive one Ordinary Share to the extent that the PSU becomes vested and non-forfeitable in accordance with Section 4 hereof.

b) With respect to each PSU, whether or not vested, that has not been forfeited (but only regarding PSUs that have not been settled for Ordinary Shares), the Company shall accrue and credit to the Participant’s bookkeeping account a number of PSUs, as of the date the dividend is paid, equal to the cash dividends that would have been paid with respect to such PSUs if the PSUs were outstanding Ordinary Shares divided by the closing pricing of the Ordinary Shares on the New York Stock Exchange on the date prior to the date the dividend is paid (the “Dividend Units”). These Dividend Units thereafter shall (i) be treated as PSUs for purposes of future dividend accruals pursuant to this Section 2, and (ii) vest, in proportionate amounts (rounded to the nearest whole PSU ), at the same time as the PSUs, with respect to which such Dividend Units were received, vest. The Participant shall not be entitled to any Dividend Unit payment with respect to any PSU that does not vest in accordance with this Agreement. Any dividends or distributions on Ordinary Shares paid other than in cash shall accrue in the Participant’s bookkeeping account and shall vest at the same time as the PSUs in respect of which they are made (in each case in the same form, based on the same record date and at the same time, as such dividend or other distribution is paid on such Ordinary Shares).

c) The Dividend Units and any amounts that may become payable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of Section 409(A) of the Code.

d) The Company’s obligations under this Agreement (with respect to both the PSUs and the Dividend Units, if any) shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of Participant under this Agreement shall be no greater than those of a general unsecured creditor of the Company. In addition, the PSUs shall be subject to such restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Ordinary Shares are then listed, any Company policy and any applicable federal or state securities law.

3)Restrictions.
a) The PSUs shall not be assignable or transferable by the Participant, other than (i) by will or the laws of descent and distribution, (ii) to family members or entities (including trusts) established for the benefit of the Participant or the Participant’s family members for no value, or (iii) to any other person to the extent permitted by applicable securities law and approved by the Committee in its sole discretion. Any PSUs assigned or transferred pursuant to this Section 3(b) shall continue to be subject to the same terms and conditions as were applicable to the PSUs immediately before the transfer. Notwithstanding the foregoing, in no event shall any rights pursuant to this Agreement be assignable or transferable by the Participant if and to the extent the Committee determines that the PSUs are subject to Section 409A and that such assignment or transfer would result in a violation of Section 409A.

b) Any attempt to dispose of the PSUs or any interest in the PSUs in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.

        Form of PSU Award Agreement
4)Performance Requirement; Vesting; Acceleration of Vesting.
a) Performance Requirement. Except as may be otherwise provided in these Terms & Conditions, so long as the Participant’s service with the Company is continuous from the Grant Date through the end of the Performance Cycle, the PSUs shall be earned upon determination by the Committee that the Company has achieved the performance levels set forth in the Notice. The number of Earned PSUs shall be calculated as a percentage of the Target Number of PSUs awarded and shall depend on the performance level achieved by the Company. The PSUs shall be subject to forfeiture and cancellation by the Company if the Company’s performance during the Performance Cycle does not meet or exceed the threshold performance level for the Performance Cycle. Achievement of the Target Performance Measure between 80% and 100% shall result in a corresponding earned percentage of Restricted Stock Units (e.g., achievement of 87% of the Target Performance Measure results in the Participant earning 87% of the PSUs, rounded to the nearest 10th of a percentage).

b) Vesting Schedule. Except as may be otherwise provided in this Agreement, so long as the Participant’s service with the Company is continuous from the Grant Date through the applicable vesting date, the Participant’s rights and interest in the PSUs shall become vested and non-forfeitable in those amounts and on the dates set forth in the Notice.
c) Change of Control. In the event of a Change of Control, all outstanding Awards that are assumed or replaced with equivalent awards by the successor company will remain outstanding and continue to be governed by their terms; provided, however,
i)that the Performance Cycle will end on the date immediately prior to such Change of Control, the Committee shall determine the actual level of achievement of performance goals based upon the audited or unaudited financial information or other information then available as the Committee deems relevant and if a Change of Control Separation shall have occurred, then all such assumed or replaced PSUs held by the Participant shall accelerate and will be deemed to have immediately vested as of the date immediately prior to the date of the Separation of Service; and
ii)if a Change of Control Separation shall have occurred, then all such assumed or replaced PSUs held by the Participant shall accelerate and will be deemed to have immediately vested as of the date immediately prior to the date of the Separation of Service.
d) Death or Disability. In the event of the Participant’s Separation from Service due to death or Disability, any portion of the PSUs that are not yet vested shall become immediately vested based on the attainment of the Target Performance Measure at the “target” level.
5)Settlement of PSUs/Dividend Units.
a) Unless and until the PSUs and the corresponding Dividend Units become vested and non-forfeitable in accordance with Section 4 hereof, the Participant will have no right to Settlement of any such PSUs or Dividend Units. Vested and non-forfeitable PSUs and Dividend Units shall be Settled by the Company reasonably promptly after the date of any such vesting (and in all events not later than 60 days after such vesting date) and upon the satisfaction of all other applicable conditions as to the PSUs and Dividend Units (including the payment by the Participant of all applicable withholding taxes).
b) Such Settlement shall be accomplished by delivering to the Participant (or his beneficiary in the event of death) either (i) a certificate evidencing a number of Ordinary Shares equal to the number of PSUs and corresponding Dividend Units that become vested and non-

        Form of PSU Award Agreement
forfeitable upon that Settlement Date, or (ii) an electronic issuance evidencing such Ordinary Shares. To the extent that the Participant is then subject to Stock Ownership Guidelines and that such Ordinary Shares are subject to transfer restrictions pursuant to such Stock Ownership Guidelines then such Ordinary Shares (i) may be issued with a legend indicating that “THE TRANSFERABILITY OF THIS CERTIFICATE AND THE ORDINARY SHARES REPRESENTED HEREBY IS SUBJECT TO TRANSFERABILITY RESTRICTIONS CONTAINED IN THE FRESH DEL MONTE PRODUCE INC. STOCK OWNERSHIP GUIDELINES”, or (ii) if delivered electronically, the Company may make such provisions as it deems necessary to ensure that each Ordinary Share is subject to the same terms and conditions as shares that are represented by a physical stock certificate. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any PSUs or Dividend Units that are so paid.
6)Forfeiture. Subject to Section 7 hereof, if prior to the applicable vesting date, (i) upon the Participant’s Separation from Service for any reason other than death or Disability, (ii) there occurs a material breach of this Agreement by the Participant (including any of the restrictive covenants set forth in Appendix B attached hereto), or (iii) the Participant has failed to meet the tax withholding obligations described in Section 7 hereof for any prior award, all rights of the Participant to the PSUs that have not vested in accordance with Section 4 hereof as of the date of such event shall terminate immediately and be forfeited in their entirety. Notwithstanding anything in this Agreement to the contrary, if the Committee determines, in its sole discretion, that the Participant has violated any Company Agreement to which the Participant is subject, the Committee may, in its sole discretion, terminate any or all rights to payments or benefits to which the Participant is entitled under this Agreement and the Plan. To the extent that the PSUs are terminated, then any portion of the PSUs that are not vested on such date shall be cancelled.
7)Withholding.
a)The Participant is responsible for any or all federal, state, local or foreign income tax, payroll tax or other tax-related withholding imposed with respect to PSUs or the Dividend Units (“Tax-Related Withholding”), regardless of any action the Company takes with respect to the Tax-Related Items. The Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the PSUs or the subsequent sale of Ordinary Shares acquired upon vesting, and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items.
b)With respect to any vesting event specified in Section 4 above, the Participant may elect to pay the amount of Tax-Related Withholding due by either:
i)on or prior to the vesting date of the PSUs, delivering, by cash or a check, funds equal to the amount of Tax-Related Withholding due;
ii)instructing the Company to execute a broker-assisted sale and remittance program, or “cashless” exercise/sale procedure, acceptable to the Committee where the amount of Tax-Related Withholding due is remitted to the Company; or
iii)to the extent permissible under Section 409A of the Code, and upon the consent of the Committee, instructing the Company to withhold a number of Ordinary Shares deliverable upon the Settlement Date, which have a Fair Market Value on the date of vesting equal to the amount of Tax-Related Withholding due (a “net-settlement” arrangement);
subject, in each case, to any limitations imposed by the Company’s insider trading policy and the U.S. federal securities laws.

        Form of PSU Award Agreement
c) The Company may refuse to issue and deliver Ordinary Shares in payment of any vested PSUs or Dividend Units if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section 7. The Participant acknowledges that if the Company has not received prior notification of the Participant’s election with regard to the payment of Tax-Related Items, the Company may settle the Tax-Related Items utilizing (i) broker-assisted sale and remittance program, or “cashless” exercise/sale procedure, acceptable to the Committee or (ii) by withholding such Tax-Related Withholding any amounts payable to the Participant, either as salary, other compensation, proceeds from the sale, or otherwise, any taxes required to be withheld with respect to the PSUs. It is intended that the terms of this award of PSUs will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Agreement shall be construed, interpreted, operated, and administered consistent with that intent.

8)Committee’s Discretion. Notwithstanding any provision of this Agreement to the contrary, the Committee shall have discretion to waive any forfeiture of the PSUs as set forth in Section 4 hereof, the Restricted Period and any other conditions set forth in this Agreement.
9)No Rights as Shareholder. The Participant shall have no right to vote or receive dividends or any other rights as a shareholder of the Company with respect to the PSUs or the Ordinary Shares underlying the PSUs unless and until the PSUs become vested and non-forfeitable and such Ordinary Shares are delivered to the Participant in accordance with this Agreement.
10)Participant Representations; Consideration to the Company. In consideration of the awarding of the PSUs by the Company, the Participant agrees (i) to render faithful and efficient services to the Company, with such duties and responsibilities as the Company shall from time to time prescribe, (ii) to comply with all Company Agreements to which the Participant is subject from time to time, (iii) to those Additional Acknowledgements set forth in Appendix A attached hereto, and (iv) to comply with each of the Restrictive Covenants set forth in Appendix B attached hereto. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this award.
11)Regulatory Restrictions on the PSUs.
a)Compliance with Securities Laws. The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, the applicable exemptive conditions of Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are awarded and may be Settled, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. The Company reserves the right to restrict, in whole or in part, the delivery of Ordinary Shares pursuant to this Agreement prior to the satisfaction of all legal requirements relating to the issuance of such shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

        Form of PSU Award Agreement
b)Conditions to Issuance of Ordinary Shares. The Ordinary Shares deliverable upon the Settlement of the PSUs, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such Ordinary Shares shall be fully paid and nonassessable. Subject to the requirements of Section 409A, the Company shall not be required to issue or deliver any shares of stock upon the vesting of the PSUs or portion thereof prior to fulfillment of all of the following conditions (i) the admission of such Ordinary Shares to listing on all stock exchanges on which such class of shares is then listed, (ii) the completion of any registration or other qualification of such Ordinary Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable, (iii) the obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable, and (iv) the lapse of such reasonable period of time following the vesting of the PSUs as the Committee may from time to time establish for reasons of administrative convenience.
12)Clawback Provisions.
a)In the event that it is determined by the Committee and ratified by the Board that distribution, payment or issuance of an Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the overpayment amount, where the overpayment amount shall be equal to the Award distributed or otherwise paid to the Participant, reduced by the Award the Participant would have received had the correct data been used in the calculation of the Award. The determinations made by the Committee and ratified by the Board pursuant to this Section shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner. The Company shall have the right to offset any amounts due it under this provision from any amounts due Participant from any other incentive compensation or equity award plans in which Participant participates.
b)In addition, to the extent permitted by applicable law,, this Award, including any Ordinary Shares issued in connection with the Award, will be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, and (iii) the Clawback Policy adopted by the Company, as may be amended from time to time, or regulations or laws requiring the return or reduction of all or some of the PSUs or the Ordinary Shares received under the Award. The Participant acknowledges that he or she has been provided a copy of the current Clawback Policy.
13)Compliance with Section 409A.
a)General. It is the intention of the Company that the benefits and rights to which the Participant could be entitled pursuant to this Agreement comply with Section 409A to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, the Company may, without the Participant’s consent, amend the terms of such benefits and rights such that they comply with Section 409A.
b)Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of the Separation from Service of the Participant shall be made unless and until the Participant incurs a “separation from service” within the meaning of Section 409A, and applicable Treasury Regulations.

        Form of PSU Award Agreement
c)6 Month Delay for Specified Employees.
(i)If the Participant is a “specified employee”, then no payment or benefit that is payable on account of the Participant’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is the business day following the six-month anniversary of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(ii) For purposes of this provision, the Participant shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Participant is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.
d)No Acceleration of Payments. Neither the Company nor the Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
e)Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Participant is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
f)No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Participant that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary of the Participant for any tax, additional tax, interest or penalties that the Participant or any beneficiary of the Participant may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
14)Miscellaneous.
a)Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the officer designated as the “Administrator” from time to time, and any notice to be given to the Participant shall be communicated to him (i) via electronic notification on the System, (ii) by e-mail to the Participant at the Participant’s e-mail address on file with the Company, or (iii) by mail to the Participant at the Participant’s mailing address on file with the Company. By a notice given pursuant to this Section 14(a), either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 14(a). Any notice delivered by mail shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as

        Form of PSU Award Agreement
aforesaid, and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
b)Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.
c)Entire Agreement. These Terms & Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.
d)Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the PSU . In its absolute discretion, the Company’s Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement except with respect to matters which, under Rule 16b-3, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.
e)Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.
f)Governing Law; Jurisdiction. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Florida without regard to conflicts of laws thereof. Venue in any action arising out of or relating to this Agreement shall be in federal court in the Southern District of Florida, if federal jurisdiction exists. If federal jurisdiction does not exist, venue shall be in state court in Miami-Dade County, Florida.
g)Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms & Conditions.
h)Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement and the Plan may be amended without the consent of the Participant provided that such amendment would not affect in any adverse manner any rights of the Participant under this Agreement. No amendment of this Agreement shall, without the consent of the Participant, affect in any adverse manner any rights of the Participant under this Agreement.
i)Adjustments. Notwithstanding any other provision of this Agreement, the Committee may adjust the PSUs in accordance with the provisions of the Plan.
j)Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

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k)Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

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APPENDIX A
ADDITIONAL ACKNOWLEDGEMENTS BY PARTICIPANT
1.DATA PRIVACY
As a condition of the award of the Restricted Stock PSUs, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Appendix. The Participant understands that the Company and its subsidiaries hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in the Participant’s favor (“Data”). The Participant further understands that the Company and its subsidiaries will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the PSUs. The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the PSUs, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections from the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the PSUs. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the PSUs. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Participant’s employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant to the Participant PSUs or other awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to benefit from the PSUs. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
2.ADDITIONAL ACKNOWLEDGEMENTS
    By entering into this Agreement and accepting the grant of PSUs evidenced hereby, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time;
(b)the award of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs or benefits in lieu of PSUs, even if such awards have been awarded in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

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(d)the Participant is voluntarily accepting the grant of PSUs;
(e)the PSUs, the Dividend Units, the Ordinary Shares and any payments or benefits with respect thereto are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services for the Company or any of its subsidiaries;
(f)in accepting the grant of PSUs, the Participant expressly recognizes that the PSUs are an award made solely by the Company, with principal offices at c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, U.S.A.; the Company is solely responsible for the administration of the Plan and the Participant’s participation in the Plan; in the event that the Participant is an employee of a subsidiary, the PSUs and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company; furthermore, the PSUs will not be interpreted to form an employment contract with any subsidiary;
(g)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of the Participant’s employment by the Company or the Participant’s employer (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) or recoupment of all or any portion of any payment made pursuant to the PSUs as provided by Section 12 of the Agreement and, in consideration of the grant of the PSUs to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Participant’s employer, waives the Participant’s ability, if any, to bring any such claim, and releases the Company and the Participant’s employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim, and the Participant agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(h)unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares;
(i)neither the Participant’s employer, the Company nor any of its subsidiaries shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or any payment made pursuant to the PSUs;
(j)the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the PSUs, the Dividend Units or the Ordinary Shares issuable with respect to the PSUs or the Dividend Units. The Participant is hereby advised to consult with the Participant’s personal tax, legal and financial advisors regarding the PSUs, the Dividend Units and the Ordinary Shares before taking any action in relation thereto; and

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(k)the Participant has received and read the 10(a) Prospectus under the Plan pursuant to which the PSUs are being offered, which Prospectus has been uploaded to the System.

        Form of PSU Award Agreement
APPENDIX B
RESTRICTIVE COVENANTS
Confidentiality.
(a)Participant acknowledges that during the Participant’s employment with the Company, the Participant has had access to certain business, financial, and other information of the Company which is not made readily available to the public, including, without limitation, marketing, advertising and promotional ideas, surveys and strategies, technology, budgets, business plans, vendor lists, research, financial, purchasing, and employment data and information, and costs, profits, market, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public (herein “Confidential Information”) that must be maintained in strict confidence in order for the Company to protect its business and its competitive position in the marketplace. Unless otherwise authorized in writing by the Company, the Participant agrees that he/she will not directly or indirectly publish or disclose any Confidential Information to any competitor or other person outside the Company, and he/she will not remove from the premises of the Company or use for his/her own benefit or otherwise appropriate or copy any Confidential Information. This applies, whether or not, the Participant developed the Confidential Information.
(b)Additionally, the Participant agrees not to make any disparaging or derogatory remarks orally or in writing, directly or through others, about the conduct or character of the Company or any of its parents, subsidiaries, or affiliates, or their agents, employees, officers, directors, successors, or assigns.
Non-Competition.
(a)In exchange for the promises made herein and for other good a valuable consideration received, the Participant agrees that, throughout the “Non-Compete Period” (as hereinafter defined), and without the express prior written consent of the Company, the Participant shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services to (alone or in association with any firm, person, corporation or entity), or otherwise assist any person or entity (including, but not limited to, any investment banking firm, venture capital firm, or hedge fund or other investment entity) that directly or indirectly engages in the primary business of producing, marketing, distributing or selling fresh or prepared fruits or vegetable products anywhere in the world (the “Business”). If the Participant is in any way involved with a person or entity that is engaged in, or planning to engage in, the Business, the Participant shall immediately cease his/her involvement with such person or entity so as to remain in compliance with the provisions of this Section. The foregoing provisions of this Section shall not prohibit the Participant during the Non-Compete Period from at any time investing in the publicly held common equity of any entity that is engaged in the Business, provided that the Participant is not otherwise involved in the Business and that he/she does not directly or indirectly own more than an aggregate of 2% of the outstanding common equity of such entity.
(b)Without limiting the generality of the foregoing, the Participant agrees that during the Non-Compete Period he/she will not, directly or indirectly, solicit (or participate as employee, agent, consultant, stockholder, director, partner, member or in any other individual or representative capacity in any business that solicits) business from any person, firm, corporation or other entity that is a customer of the Company or any of its affiliated companies at the time of such solicitation, or from any successor in interest to

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any such person, firm, corporation or other entity, for the purpose of securing business or contracts relating to the Business.
(c)The Participant further agrees that during the Non-Compete Period he/she shall expressly inform any person or entity that is actively considering engaging the Participant’s services as an employee, independent contractor or otherwise during the Non-Compete Period and that is involved, either itself or through any related person or entity, in any way with producing, marketing, distributing or selling fresh fruits or vegetables or prepared food or beverages of the Participant’s obligations under this Section. If the Participant requests relief from any of the restrictions of this Section, the Company will entertain the Participant’s request in good faith but reserves the unilateral right, in its sole and absolute discretion, to deny for any reason whatsoever the Participant’s request, in whole or in part.
    For purposes of this Agreement, “Non-Compete Period” shall mean the twelve (12)-month period commencing as of the date of the Separation from Service.
Non-Solicitation of Employees.
    The Participant further agrees that, during the Non-Compete Period, he/she shall not, without the prior written consent of the Company, directly or indirectly, in any capacity, solicit, entice, or induce, or attempt to solicit, entice or induce, any person who at the time is or within the preceding twelve (12) months was an employee, officer or director of the Company or any subsidiary or affiliate of the Company to (a) become employed by or enter into a joint venture or partnership with the Participant or any other business, person or entity, or (b) terminate his or her employment with the Company or such subsidiary or affiliate of the Company.
Judicial Modification.
    In the event that the restrictions against engaging in a competitive activity contained in this Appendix B shall be determined by any court of competent jurisdiction to be unenforceable for any reason, including but not limited to, for extending over too great a period of time, over too great a geographical area, or for being too extensive in any other respect; the applicable provision of this Appendix B shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical areas as to which it may be enforceable, and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
Injunctive Remedies.
    The Participant acknowledges and agree that the covenants set forth in this Appendix B, are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if the Participant breaches any of the terms of said covenants, and that in the event of the Participant’s actual or threatened breach of any such covenant, the Company will have no adequate remedy at law. The Participant accordingly agrees that in the event of any actual or threatened breach by him/her of any of the covenants contained in this Appendix B, the Company or any of its affiliated companies shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company or any of its affiliated companies from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.
Non-Compliance.
    The Participant understands and agrees that if he/she breaches any of the terms or conditions of this Agreement during the Non-Compete Period, irrespective of whether he/she can be judicially compelled to comply with the breached provision, the Participant shall

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immediately forfeit any unvested portion of PSUs and the Dividend Units. The foregoing is in addition to any other remedies the Company may have at law or in equity.